                                                                    Exhibit 4(r)

                                                                [EXECUTION COPY]



            ---------------------------------------------------------



                               GUARANTEE AGREEMENT


                       Pioneer-Standard Electronics, Inc.

                                       and

                            Wilmington Trust Company

                     Relating to the Preferred Securities of

                        Pioneer-Standard Financial Trust


                           Dated as of March 23, 1998


            ---------------------------------------------------------

                             CROSS REFERENCE TABLE*



SECTION OF TRUST  SECTION OF
INDENTURE ACT OF  GUARANTEE
1939, AS AMENDED  AGREEMENT

310(a)   4.1(a)
310(b)   4.1(c), 2.8
310(c)   Inapplicable
311(a)   2.2(b)
311(b)   2.2(b)
311(c)   Inapplicable
312(a)   2.2(a)
312(b)   2.2(b)
313      2.3
314(a)   2.4
314(b)   Inapplicable
314(c)   2.5
314(d)   Inapplicable
314(e)   1.1, 2.5, 3.2
314(f)   3.2
315(a)   3.1(d)
315(b)   2.7
315(c)   3.1
315(d)   3.1(d)
316(a)   1.1, 2.6, 5.4
316(b)   5.3
317(a)   Inapplicable
317(b)   Inapplicable
318(a)   2.1(b)
318(b)   2.1
318(c)   2.1(a)



--------
* This Cross-Reference Table does not constitute part of this Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

                                TABLE OF CONTENTS


                                                                            PAGE

                              ARTICLE 1 DEFINITIONS

SECTION 1.1  Definitions                                                      1

                          ARTICLE 2 TRUST INDENTURE ACT

SECTION 2.1  Trust Indenture Act; Application                                 4
SECTION 2.2  List of Holders                                                  4
SECTION 2.3  Reports by the Guarantee Trustee                                 4
SECTION 2.4  Periodic Reports to Guarantee Trustee                            4
SECTION 2.5  Evidence of Compliance with Conditions Precedent                 4
SECTION 2.6  Events of Default; Waiver                                        5
SECTION 2.7  Event of Default; Notice                                         5
SECTION 2.8  Conflicting Interests                                            5

          ARTICLE 3 POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

SECTION 3.1  Powers and Duties of the Guarantee Trustee                       5
SECTION 3.2  Certain Rights of Guarantee Trustee                              7
SECTION 3.3  Indemnity                                                        8

                           ARTICLE 4 GUARANTEE TRUSTEE

SECTION 4.1  Guarantee Trustee; Eligibility                                  9
SECTION 4.2  Appointment, Removal and Resignation of the Guarantee Trustee   9

                               ARTICLE 5 GUARANTEE

SECTION 5.1  Guarantee                                                       10
SECTION 5.2  Waiver of Notice and Demand                                     10
SECTION 5.3  Obligations Not Affected                                        10
SECTION 5.4  Rights of Holders                                               11
SECTION 5.5  Guarantee of Payment                                            11
SECTION 5.6  Subrogation                                                     11
SECTION 5.7  Independent Obligations                                         11




                  ARTICLE 6 SUBORDINATION OF GUARANTEE PAYMENTS

SECTION 6.1  Guarantee  Subordinate to the Guarantor Liabilities             12
SECTION 6.2  Payment Over of Proceeds Upon Dissolution, Etc.                 12
SECTION 6.3  No Payment When Guarantor Liabilities in Default                13

SECTION 6.4  Payment Permitted If No Default                                 13
SECTION 6.5  Guarantee Trustee to Effectuate Subordination                   13
SECTION 6.6  No Waiver of Subordination Provisions                           13
SECTION 6.7  Notice to Guarantee Trustee                                     14
SECTION 6.8  Reliance on Judicial Order or Certificate of Liquidating Agent  14
SECTION 6.9  Guarantee Trustee Not Fiduciary for Holders of Guarantor
             Liabilities                                                     14
SECTION 6.10 Rights of Guarantee Trustee as Holder of Guarantor Liabilities;
             Preservation of Guarantee Trustee's Rights                      14

                               ARTICLE 7 COVENANTS

SECTION 7.1  Certain Covenants of the Guarantor                              15

                              ARTICLE 8 TERMINATION

SECTION 8.1  Termination                                                     16

                             ARTICLE 9 MISCELLANEOUS

SECTION 9.1  Successors and Assigns                                          16
SECTION 9.2  Amendments                                                      16
SECTION 9.3  Notices                                                         17
SECTION 9.4  Benefit                                                         17
SECTION 9.5  Interpretation                                                  17
SECTION 9.6  Governing Law                                                   18

                               GUARANTEE AGREEMENT


         This GUARANTEE AGREEMENT, ("Guarantee Agreement") dated as of March 23, 1998, is executed and delivered by Pioneer-Standard Electronics, Inc., an Ohio corporation (as more fully defined below, the "Guarantor"), and Wilmington Trust Company, a banking corporation duly organized and existing under the laws of the State of Delaware, as trustee (the "Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of Pioneer-Standard Financial Trust, a Delaware statutory business trust (the "Issuer").

         WHEREAS, pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), dated as of March 23, 1998, among the Trustees named therein, the Guarantor, as Depositor, and the Holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing 2,500,000 (2,875,000 if the overallotment option is exercised in full) of its 6 3/4% Convertible Preferred Securities (liquidation preference $50 per preferred security) (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the Issuer and having the terms set forth in the Trust Agreement;

         WHEREAS, the Preferred Securities will be issued by the Issuer and the proceeds thereof, together with the proceeds from the issuance of the Issuer's Common Securities (as defined below), will be used to purchase the Series A Debentures (as defined in the Indenture) of the Guarantor which will be deposited with Wilmington Trust Company, as Property Trustee under the Trust Agreement, as trust assets; and

         WHEREAS, as incentive for the Holders to purchase Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.


                                    ARTICLE 1
                                   DEFINITIONS

              1.1 Definitions. As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein unless otherwise provided herein shall have the meanings assigned to such terms in the Trust Agreement as in effect on the date hereof.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct common control with such specified Person, provided, however, that an Affiliate of the Guarantor shall not be deemed to include the Issuer. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Common Securities" means the securities representing common undivided beneficial interests in the assets of the Issuer.

         "Company Common Stock" shall mean the common shares, without par value, of the Guarantor.

         "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received written notice of default and shall not have cured such default within 60 days after receipt of such notice.

         "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by or on behalf of the Issuer: (i) any accumulated and unpaid Distributions (as defined in the Trust Agreement) required to be paid on the Preferred Securities, to the extent the Issuer shall have funds on hand available therefor at such time, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the "Redemption Price"), with respect to the Preferred Securities called for redemption by the Issuer to the extent the Issuer shall have funds on hand available therefor, and
(iii) upon a voluntary or involuntary dissolution of the Issuer, unless Series A Debentures are distributed to the Holders, the lesser of (a) the aggregate of the liquidation preference of $50 per Preferred Security plus accumulated and unpaid Distributions on the Preferred Securities to the date of payment to the extent the Issuer shall have funds on hand available to make such payment and
(b) the amount of assets of the Issuer remaining available for distribution to Holders in dissolution of the Issuer (in either case, the "Stockholder Distribution").

         "Guarantee Trustee" means Wilmington Trust Company, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

         "Guarantor" means Pioneer-Standard Electronics, Inc., and its successor or successors by merger, consolidation or purchase of all or substantially all of its assets.

         "Guarantor Liabilities" has the meaning specified in Section 6.1.

         "Holder" means any holder, as registered on the books and records of the Issuer, of any Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor, the Guarantee Trustee or any Affiliate of the Guarantor or the Guarantee Trustee.

         "Indenture" means the Junior Subordinated Indenture, dated as of March 23, 1998, as supplemented by the First Supplemental Indenture thereto dated as of March 23, 1998, between the Guarantor and Wilmington Trust Company, as trustee, as the same may be supplemented or amended with respect to the Series A Debentures (as defined in the Indenture).

         "List of Holders" has the meaning specified in Section 2.2 (a).

         "Majority in Liquidation Preference of the Securities" means, except as provided by the Trust Indenture Act, a vote by the Holder(s), voting separately as a class, of more than 50% of the liquidation preference of all the outstanding Preferred Securities issued by the Issuer.

         "Officers' Certificate" means, with respect to any Person, a certificate signed by (i) the Chairman, Chief Executive Officer, President or a Vice President, and by (ii) the Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary of such Person, and delivered to the Guarantee Trustee. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

         1. a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definitions relating thereto;

         2. a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

         3. a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

         4. a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

         "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

         "Proceedings" has the meaning specified in Section 6.2.

         "Responsible Officer" means, with respect to the Guarantee Trustee, any officer assigned to its Corporate Trust Office, including any managing director, vice president, assistant vice president, assistant treasurer, assistant secretary or any other officer of the Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Guarantee Agreement, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

         "Series A Debentures" means the Guarantor's Series A 6 3/4% Junior Convertible Subordinated Debentures, due March 31, 2028.

         "Successor Guarantee Trustee" means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

         "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

                                   ARTICLE 2
                               TRUST INDENTURE ACT

               2.1 Trust Indenture Act; Application.

         a. This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

         b. If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

               2.2 List of Holders.

         a. The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (unless the Guarantee Trustee is acting as Securities Registrar with respect to the Preferred Securities under the Trust Agreement) (i) semi-annually, on or before January 15 and July 15 of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders ("List of Holders") as of a date not more than 15 days prior to the delivery thereof, and (ii) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such written request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of Holders or has not otherwise been received by the Guarantee Trustee. Notwithstanding the foregoing, the Guarantor shall not be obligated to provide such List of Holders at any time the Preferred Securities are represented by one or more Global Certificates (as defined in the Trust Agreement). The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

         b.       The Guarantee Trustee shall comply with its obligations under
         Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

               2.3 Reports by the Guarantee Trustee. Within 60 days after December 31 in each calendar year, commencing with December 31, 1998, the Guarantee Trustee shall provide to the Holders such reports as are required by
Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

               2.4 Periodic Reports to Guarantee Trustee. The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by
Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act; and such compliance certificate of the Guarantor shall be delivered on or before 120 days after the end of each calendar year.

               2.5 Evidence of Compliance with Conditions Precedent. The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

               2.6 Events of Default; Waiver. The Holders of a Majority in Liquidation Preference of the Securities may, by vote, on behalf of all the Holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

               2.7 Event of Default; Notice.

         a. The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default actually known to a Responsible Officer of the Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be fully protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

         b. The Guarantee Trustee shall not be deemed to have actual knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer charged with the administration of the Trust Agreement shall have obtained written notice, of such Event of Default.

               2.8 Conflicting Interests. The Trust Agreement and the Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in
Section 310(b) of the Trust Indenture Act.


                                 ARTICLE 3
               POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

               3.1 Powers and Duties of the Guarantee Trustee.

         a. This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

         b. If an Event of Default actually known to a Responsible Officer of the Guarantee Trustee has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

         c. The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to the Responsible Officer of the Guarantee Trustee, the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

         d. No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

            (1) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred;

                  (A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement, and no implied covenants or obligations shall be read into this Guarantee Agreement against the Guarantee Trustee; and

                  (B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

            2) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

            3) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Preference of the Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

            4) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

                  3.2   Certain Rights of Guarantee Trustee.

         a.        Subject to the provisions of Section 3.1:

            1) The Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, proxy, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

            2) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers' Certificate unless otherwise prescribed herein.

            3) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

            4) The Guarantee Trustee may consult with legal counsel, and the written advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

            5) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee and its officers, directors and agents such adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

            6) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

            7) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents, custodians, nominees or attorneys or any Affiliate, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

            8) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request written instructions from the Holders of a Majority in Liquidation Preference of the Securities, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be fully protected in acting in accordance with such instructions.

         b. No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

                  3.3 Indemnity. The Guarantor agrees to indemnify the Guarantee Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Guarantee Trustee, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payment as a result of any amount due to it under this Guarantee Agreement.


                                   ARTICLE 4
                                GUARANTEE TRUSTEE

                  4.1 Guarantee Trustee; Eligibility.

         a.       There shall at all times be a Guarantee Trustee which shall:

            1)           not be an Affiliate of the Guarantor; and

            2) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

         b. If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

         c. If the Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

              4.2 Appointment, Removal and Resignation of the Guarantee
Trustee.

         a. Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

         b. The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

         c. The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by an instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

         d. If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee. 2. No Guarantee Trustee shall be liable for the acts or omissions of any Successor Guarantor Trustee.

         e. Upon the removal or resignation of the Guarantee Trustee, the Guarantor shall pay all amounts due and owing to such Guarantee Trustee.


                                   ARTICLE 5
                                   GUARANTEE

              5.1 Guarantee. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert other than the defense of payment. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

              5.2 Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

              5.3 Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         a. the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

         b. the extension of time for the payment by the Issuer of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Series A Debentures as so provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

         c. any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

         d. the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

         e. any invalidity of, or defect or deficiency in, the Preferred Securities;

         f. the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

         g. any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

         There shall be no obligation of the Holders or the Guarantee Trustee to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

              5.4 Rights of Holders. The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in Liquidation Preference of the Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) if the Guarantee Trustee fails to enforce the Guarantee, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other Person.

              5.5 Guarantee of Payment. This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) or upon distribution of Series A Debentures to Holders as provided in the Trust Agreement.

              5.6 Subrogation. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Issuer pursuant to Section 5.1; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

              5.7 Independent Obligations. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

                                    ARTICLE 6
                       SUBORDINATION OF GUARANTEE PAYMENTS

         SECTION 6.1 Guarantee Subordinate to the Guarantor Liabilities. The Company covenants and agrees, and each Holder, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article, the Guarantee Payments are hereby expressly made junior and subordinate and subject in right of payment to the prior payment in full of all amounts then due and payable in respect of all liabilities of the Guarantor (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed) (the "Guarantor Liabilities"), and pari passu with the most senior preferred stock, if any, now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and that the subordination is for the benefit of the holders of Guarantor Liabilities.

         SECTION 6.2 Payment Over of Proceeds Upon Dissolution, Etc. Upon any payment or distribution of assets of the Guarantor to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceeding in connection with any insolvency or bankruptcy proceeding of the Guarantor (each such event, if any, herein sometimes referred to as a "PROCEEDING"), then the holders of Guarantor Liabilities shall be entitled to receive payment in full of principal of (and premium, if any) and interest (including interest after the commencement of any such Proceeding at the rate specified in the applicable Guarantor Liability), if any, on such Guarantor Liabilities, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Liabilities, before the Holders are entitled to receive or retain any payment or distribution of any kind or character on account of any Guarantee Payments pursuant to this Guarantee Agreement, whether in cash, property or securities (except for any Guarantee Payments that are due based upon funds deposited pursuant to Section 4.1(a)(ii)(B) of the Indenture or funds deposited for the redemption of Series A Debentures for which notice of redemption has been given and the applicable Redemption Date has passed), and to that end the holders of Guarantor Liabilities shall be entitled to receive, for application to the payment thereof any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Guarantee Payments in any such Proceeding.

         In the event that, notwithstanding the foregoing provisions of this Section, any payment or distribution of assets of the Guarantor of any kind or character is made at a time when the respective payment or distribution is not permitted to be made as a result of the subordination provisions described above and before all Guarantor Liabilities are paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Liabilities, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the

Guarantee Trustee or, as the case may be, such Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Guarantor for application to the payment of all Guarantor Liabilities remaining unpaid, to the extent necessary to pay all Guarantor Liabilities in full, after giving effect to any concurrent payment or distribution to or for the holders of Guarantor Liabilities.

         For the purposes of this Article only, the words "any payment or distribution of any kind or character, whether in cash, property or securities" shall not be deemed to include shares of stock of the Guarantor, as reorganized or readjusted, or securities of the Guarantor or any other corporation provided for by a plan of reorganization or readjustment which securities are subordinated in right of payment to all then outstanding Guarantor Liabilities to substantially the same extent as the Guarantee Payments are so subordinated as provided in this Article. The consolidation of the Guarantor with, or the merger of the Guarantor into, another Person or the liquidation or dissolution of the Guarantor following the sale of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Article 8 of the Indenture shall not be deemed a Proceeding for the purposes of this Section, if the Person formed by such consolidation or into which the Guarantor is merged or the Person which acquires by sale such properties and assets as an entirety, as the case may be, shall, as a part of such consolidation, merger, or sale, comply with the conditions set forth in Article 8 of the Indenture.

         SECTION 6.3 No Payment When Guarantor Liabilities in Default. In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Guarantor Liability, or in the event that any event of default with respect to any Guarantor Liability shall have occurred and be continuing and shall have resulted in such Guarantor Liability becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or (b) in the event any judicial proceeding shall be pending with respect to any such default in payment or such event of default, then no payment or distribution of any kind or character, whether in cash, properties or securities shall be made by the Guarantor on account of Guarantee Payments, other than any Guarantee Payments that are due based upon funds deposited pursuant to Section 4.1(a)(ii)(B) of the Indenture or funds deposited for the redemption of Series A Debentures for which notice of redemption has been given and the applicable Redemption Date has passed.

         In the event that, notwithstanding the foregoing, the Guarantor shall make any payment to the Trustee or any Holder prohibited by the foregoing provisions of this Section, and if such fact shall, at or prior to the time of such payment, have been made known as set forth in Section 6.7 to a Responsible Officer of the Guarantee Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Guarantor.

         The provisions of this Section shall not apply to any payment with respect to which Section 6.2 would be applicable.

         SECTION 6.4 Payment Permitted If No Default. Nothing contained in this Article or elsewhere in this Guarantee Agreement shall prevent (a) the Guarantor, at any time except during the pendency of any Proceeding referred to in Section 6.2 or under the conditions described in Sections 6.3 and 6.4, from making Guarantee Payments at any time, or (b) the application by the Guarantee Trustee of any money deposited with it hereunder to the payment of or on account of Guarantee Payments or the retention of such payment by the Holders, if, at the time of such application by the Guarantee Trustee, a Responsible Officer of the Trustee did not have actual knowledge that such payment would have been prohibited by the provisions of this Article.

         SECTION 6.5 Guarantee Trustee to Effectuate Subordination. Each Holder by his or her acceptance thereof authorizes and directs the Guarantee Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination provided in this Article and appoints the Guarantee Trustee his or her attorney-in-fact for any and all such purposes.

         SECTION 6.6 No Waiver of Subordination Provisions. No right of any present or future holder of any Guarantor Liability to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Guarantor with the terms, provisions and covenants of this Guarantee Agreement, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.

         SECTION 6.7 Notice to Guarantee Trustee. The Guarantor shall give prompt written notice to the Guarantee Trustee of any fact known to the Guarantor which would prohibit the making of any payment to or by the Guarantee Trustee in respect of the Guarantee Payments. Notwithstanding the provisions of this Article or any other provision of this Guarantee Agreement, the Guarantee Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Guarantee Trustee in respect of the Guarantee Payments, unless and until the Guarantee Trustee shall have received written notice thereof from the Guarantor or a Person representing itself as a holder of any Guarantor Liability or from any trustee, agent or representative therefor (whether or not the facts contained in such notice are true).

         SECTION 6.8 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Guarantor referred to in this Article, the Guarantee Trustee, subject to the provisions of Article 3, and the Holders shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which a Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Guarantee Trustee or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Guarantor Liabilities, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

         SECTION 6.9 Guarantee Trustee Not Fiduciary for Holders of Guarantor Liabilities. With respect to the holders of the Guarantor Liabilities, the Guarantee Trustee undertakes to perform or observe only such of its obligations and covenants as are set forth in this Article 6, and no implied covenants or obligations with respect to the holders of such Guarantor Liabilities shall be read into this Guarantee Agreement against Wilmington Trust Company and/or the Guarantee Trustee. Wilmington Trust Company and/or the Guarantee Trustee shall not be deemed to owe any fiduciary duty to the holders of such Guarantor Liabilities and, subject to the provisions of Section 3.2, neither the Guarantee Trustee (nor Wilmington Trust Company) shall be liable to the holder of any Guarantor Liability if it shall pay over or deliver to Holders, the Guarantor, or any other Person, money or assets to which any holder of such Guarantor Liabilities shall be entitled to by virtue of this Article or otherwise.

         SECTION 6.10 Rights of Guarantee Trustee as Holder of Guarantor Liabilities; Preservation of Guarantee Trustee's Rights. The Guarantee Trustee in its individual capacity shall be entitled to all the rights set forth in this Article with respect to any Guarantor Liabilities which may at any time be held by it, to the same extent as any other holder of Guarantor Liabilities, and, subject to the requirements of the Trust Indenture Act, nothing in this Guarantee Agreement shall deprive the Guarantee Trustee of any of its rights as such holder.

                                    ARTICLE 7
                                    COVENANTS

         SECTION 7.1  Certain Covenants of the Guarantor.

         a. Guarantor covenants and agrees that if and so long as (i) the Issuer is the holder of all the Series A Debentures, (ii) a Tax Event (as defined in the Trust Agreement) in respect of the Issuer has occurred and is continuing and (iii) the Guarantor has elected, and has not revoked such election, to pay Additional Sums (as defined in the Trust Agreement) in respect of the Preferred Securities and Common Securities, the Guarantor will pay to the Issuer such Additional Sums.

         b. The Guarantor covenants and agrees that it will not, and will not cause any subsidiary of the Guarantor to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Guarantor's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Guarantor that rank pari passu with or junior to the Series A Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by the Guarantor where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) redemptions or purchases of any rights pursuant to the Shareholder Rights Agreement (as defined in the Indenture), and the declaration of a dividend of such rights or the issuance of Company Common Stock under such agreement in the future, (c) payments under this Guarantee Agreement and any similar guarantee agreements issued by the Guarantor on behalf of the holders of preferred securities issued by any trust or other issuer holding Debentures (as defined in the Indenture) of any series, (d) purchases of Company Common Stock related to the issuance of Company Common Stock under the Benefits Trust (as defined in the Indenture ) or any of the Guarantor's benefit plans for its directors, officers or employees, (e) as a result of a reclassification of the Guarantor's capital stock or the exchange or conversion of one series or class of the Guarantor's capital stock for another series or class of the Guarantor's capital stock and (f) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which the Guarantor has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" under the Indenture with respect to the Series A Debentures and (b) in respect of which the Guarantor shall not have taken reasonable steps to cure, (ii) the Guarantor shall be in default with respect to its payment of any obligations under this Guarantee Agreement or (iii) the Guarantor shall have given notice of its selection of an Extension Period (as defined in the Indenture) with respect to the Series A Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

         c. The Guarantor covenants and agrees (i) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted by the Indenture may succeed to the Guarantor's ownership of the Common Securities, (ii) not to voluntarily dissolve the Issuer, except (a) in connection with a distribution of the Series A Debentures to the holders of the Preferred Securities in dissolution of the Issuer or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes, (iv) for so long as Preferred Securities are outstanding, not to convert Series A Debentures except pursuant to a notice of conversion delivered to the Conversion Agent (as defined in the Trust Agreement) by a Holder, (v) to maintain the reservation for issuance of the number of shares of Company Common Stock that would be required from time to time upon the conversion of all the Series A Debentures then outstanding, (vi) to deliver shares of Company Common Stock upon an election by the Holders to convert such Preferred Securities into Company Common Stock and (vii) to honor all obligations described herein relating to the conversion or exchange of the Preferred Securities into or for Company Common Stock or Series A Debentures.


                                    ARTICLE 8
                                   TERMINATION

         SECTION 8.1 Termination. This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price or Optional Redemption Price, as the case may be, of all Preferred Securities,
(ii) the distribution of Series A Debentures to the Holders in exchange for all of the Preferred Securities, (iii) full payment of the amounts payable in accordance with the Trust Agreement upon dissolution of the Issuer or (iv) upon the distribution, if any, of Company Common Stock to the holders of the Preferred Securities in respect of the conversion of all such holders' Preferred Securities into Company Common Stock. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Preferred Securities or this Guarantee Agreement.


                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.1 Successors and Assigns. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then Outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article 8 of the Indenture and pursuant to which the assignee agrees in writing to perform the

Guarantor's obligations hereunder, the Guarantor shall not assign its obligations hereunder.

         SECTION 9.2 Amendments. Except with respect to any changes which do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in Liquidation Preference of the Securities. The provisions of Article 6 of the Trust Agreement concerning meetings of the Holders shall apply to the giving of such approval. The Guarantor shall furnish the Guarantee Trustee with an Officers' Certificate and an Opinion of Counsel (as defined in the Trust Agreement) to the effect that any amendment of this Guarantee Agreement is authorized and permitted.

         SECTION 9.3 Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

                  (a) if given to the Guarantor, to the address set forth below or such other address as the Guarantor may give notice of to the
         Holders:

                  Pioneer-Standard Electronics, Inc.
                  4800 East 131st Street
                  Cleveland, Ohio 44105
                  Phone No.:      (216) 587-3600
                  Facsimile No.: (216) 587-3563
                  Attention: Vice President -- Treasurer

                  (b) if given to the Issuer, in care of the Guarantor, at the Issuer's (and the Guarantee Trustee's) address set forth below or such other address as the Guarantee Trustee on behalf of the Issuer may give notice of to the Holders:

                  Pioneer-Standard Financial Trust
                  c/o Pioneer-Standard Electronics, Inc.
                  4800 East 131st Street
                  Cleveland, Ohio 44105
                  Phone No.:  (216) 587-3600
                  Facsimile No.: (216) 587-3563
                  Attention: Vice President -- Treasurer

                  with a copy to:

                  Wilmington Trust Company
                  1100 North Market Street
                  Wilmington, Delaware 19890-0001
                  Phone No.:      (302) 651-1000
                  Facsimile No.:  (302) 427-4775
                  Attention: Corporate Trust Administration

                  (c) if given to any Holder, at the address set forth on the books and records of the Issuer.

         All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

         SECTION 9.4 Benefit. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

         SECTION 9.5 Interpretation. In this Guarantee Agreement, unless the context otherwise requires:

                  (a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1;

                  (b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

                  (c) all references to "the Guarantee Agreement" or "this Guarantee Agreement" are to this Guarantee Agreement as modified, supplemented or amended from time to time;

         1. all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

         1. a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

         1. a reference to the singular includes the plural and vice versa; and

         1. the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

         SECTION 9.6 Governing Law. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                   PIONEER-STANDARD ELECTRONICS, INC.


                                   By: /s/ John V. Goodger
                                      -------------------------------------
                                   Name: John V. Goodger
                                        -----------------------------------
                                   Title: Vice President, Treasurer and
                                          Assistant Secretary
                                         ----------------------------------

                                   WILMINGTON TRUST COMPANY,
                                   not in its individual capacity but solely as Guarantee Trustee

                                   By: /s/ Donald G. MacKelcan
                                      -------------------------------------
                                   Name: Donald G. MacKelcan
                                        -----------------------------------
                                   Title: Assistant Vice President
                                         ----------------------------------